Exhibit 12.1

                     The Company                            Predecessor
                 ------------------    ----------------------------------------------------
                        Year             53 Weeks     52 Weeks     52 Weeks     52 Weeks
                        Ended              Ended        Ended        Ended        Ended
                        12/31              12/30        12/20        12/20        12/16
                        -----           --------     --------     --------     --------

                 1997         1996         1996         1995         1994         1993
                 ----         ----         ----         ----         ----         ----
Loss before    $(82,273)       $(966)     $(7,838)     $(9,553)     $(2,845)    $(14,824)
income taxes

Fixed charges:

Interest
expense           32,900           15       10,879       12,159       13,467        7,511

1/3 of rent
expense            1,075            -        1,172        1,507          643          435
                 -------        -----      -------      -------        -----        -----

Earnings        (48,298)        (951)        4,213        4,113       11,265      (6,878)

Fixed Charges     33,975           15       12,051       13,666       14,110        7,946

Earnings to
fixed charges (a)    N/A          N/A          N/A          N/A          N/A          N/A
                  =======      =======     ========     ========     ========     ========

Deficiency of
earnings to
cover fixed
charges         $(82,273)     $  (966)     $(7,838)     ($9,553)     $(2,845)    $(14,824)
                =========     ========     ========     ========     ========    =========







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